EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to Form S-3 Registration Statement (File No. 333-139684) and related Prospectus of Kintera, Inc. for the registration of 5,272,243 shares of common stock and to the incorporation by reference therein of our report dated March 26, 2007, with respect to the consolidated financial statements and schedule of Kintera, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California

May 9, 2007